Exhibit 4.1


                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         AMENDMENT NO. 1, dated as of July 31, 1998 (this "Amendment"), to the Rights Agreement, dated as of April 17, 1998 (the "Rights Agreement"), between Evergreen Bancorp, Inc., a Delaware corporation (the "Company"), and Evergreen Bank, N.A., as rights agent (the "Rights Agent").

                                   WITNESSETH

         WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement; and

         WHEREAS, no Distribution Date (as defined in Section 3(a) of the Rights Agreement) has occurred as of the date of this Amendment; and

         WHEREAS, Section 26 of the Rights Agreement provides that the Company and the Rights Agent may, if the Company so directs, supplement or amend the Rights Agreement from time to time in accordance with the terms of Section 26; and

         WHEREAS, the Company and Banknorth Group, Inc. ("Banknorth") have entered into an Affiliation Agreement and Plan of Reorganization, dated as of July 31, 1998 (the "Affiliation Agreement"), providing that the Company will merge with and into Banknorth pursuant to the terms of an Agreement and Plan of Merger to be entered into between Banknorth and the Company after the date of this Amendment (the "Plan of Merger" and, together with the Affiliation Agreement, the "Merger Agreements"), with Banknorth as the surviving corporation in the merger; and

         WHEREAS, in connection with the Affiliation Agreement, the Company and Banknorth have entered into a Stock Option Agreement, dated as of July 31, 1998 (the "Evergreen Stock Option Agreement"), pursuant to which the Company has granted to Banknorth an option to purchase certain shares of the Company's Common Stock under certain circumstances and upon certain terms and conditions; and

         WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to exempt the Merger Agreements, the Evergreen Stock Option Agreement and the transactions contemplated thereby (including, without limitation, the option granted pursuant to the Evergreen Stock Option Agreement) from the application of the Rights Agreement; and

         WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment and directed that the proper officers to take all appropriate steps to execute and put into effect this Amendment.

         NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

         1. Section 1(b) of the Rights Agreement is hereby amended by inserting the following proviso at the end thereof:

                  "; provided, however, that, until the termination of the Affiliation Agreement and the Evergreen Stock Option Agreement (each as defined below) in accordance with their respective terms, neither Banknorth Group, Inc. ("Banknorth") nor any Affiliate of Banknorth (collectively with Banknorth, the "Banknorth Parties") shall be deemed to be an Acquiring Person by virtue of the fact that Banknorth is the Beneficial Owner solely of shares of Common Stock (i) of which any Banknorth Party is or becomes the Beneficial Owner by reason of the approval, execution or delivery of the Affiliation Agreement and Plan of Reorganization, dated as of July 31, 1998, between the Company and Banknorth, as may be amended from time to time, the related Agreement and Plan of Merger to be entered into by the Company and Banknorth as provided in the Affiliation Agreement (the "Plan of Merger" and, together with the Affiliation Agreement, the "Merger Agreements"), the Stock Option Agreement, dated as of July 31, 1998, between the Company and Banknorth (the "Evergreen Stock Option Agreement") or by reason of the consummation of any transaction contemplated in the Merger Agreements or the Evergreen Stock Option Agreement, (ii) of which any Banknorth Party is the Beneficial Owner on the date hereof, (iii) of which any Banknorth Party becomes the Beneficial Owner after the date hereof, provided, however, that the aggregate number of shares of Common Stock which may be Beneficially Owned by the Banknorth Parties pursuant to this clause (iii) shall not exceed 1% of the shares of Common Stock outstanding, (iv) acquired in satisfaction of debts contracted prior to the date hereof by any Banknorth Party in good faith in the ordinary course of such Banknorth Party's banking business, (v) held by any Banknorth Party in a bona fide fiduciary or depository capacity, or (vi) owned in the ordinary course of business by either (A) an investment company registered under the Investment Company Act of 1940, as amended, or (B) an investment account, in either case for which any Banknorth Party acts as investment advisor."

         2. Section 13 of the Rights Agreement is hereby amended to add the following subsection (e) at the end thereof:


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

                  "Notwithstanding any other provision of this Agreement, in accordance with the terms of the Plan of Merger, at the Effective Time (as defined in the Plan of Merger), the Common Stock will be converted into the consideration provided for in the Plan of Merger, and all Rights attached thereto shall simultaneously be extinguished with no additional consideration being paid on account thereof."

         3. Section 15 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

                  "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement in connection with any transactions contemplated by the Merger Agreements or the Evergreen Stock Option Agreement."

         4. This Amendment shall be deemed to be in force and effective immediately prior to the execution and delivery of the Evergreen Option Agreement and the Affiliation Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         5. Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned thereto in the Rights Agreement.

         6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         7. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.


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



         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


ATTEST:                                     EVERGREEN BANCORP, INC.


By /s/ Paul A. Cardinal                     By /s/ George W. Dougan
   -----------------------------               -----------------------------
       Paul A. Cardinal                            George W. Dougan
       Executive Vice President                    Chairman and
        and Corporate Secretary                     Chief Executive Officer


ATTEST:                                     EVERGREEN BANK, N.A.



By /s/ Paul A. Cardinal                     By /s/ George W. Dougan
  ------------------------------               ------------------------------
       Paul A. Cardinal                            George W. Dougan
       Executive Vice President                    Chairman and
        and Corporate Secretary                     Chief Executive Officer


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